Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of September 1, 2025, is by and among U.S. Bank Trust Company, National Association, a national banking association (as successor in interest to U.S. Bank National Association), as Trustee (herein, together with its successors in interest, the “Trustee”), Berkshire Hills Bancorp, Inc., a Delaware corporation (the “Successor Company”), and Brookline Bancorp, Inc., a Delaware corporation (the “Company”), under the Indenture referred to below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee, the Company and the Successor Company hereby agree as follows:

PRELIMINARY STATEMENTS

The Trustee and the Company are parties to that certain Indenture dated as of September 16, 2014 (the “Indenture”) and First Supplemental Indenture dated as of September 16, 2014 (the “First Supplemental Indenture”), pursuant to which the Company issued $75,000,000 in aggregate principal amount of 6.000% Fixed-to-Floating Rate Subordinated Notes due September 15, 2029 (the “Notes”).

As permitted by the terms of the Indenture, the Company, effective simultaneously with the effectiveness of this Second Supplemental Indenture, a wholly-owned subsidiary of the Successor Company shall merge with and into the Company, with the Company as the surviving entity, immediately followed by the merger of the Company with and into the Successor Company, with the Successor Company as the surviving entity (the “Merger”). The parties hereto are entering into this Second Supplemental Indenture pursuant to, and in accordance with, Articles Eight and Nine of the Indenture.

SECTION 1. Definitions. All capitalized terms used herein that are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

SECTION 2. Interpretation.

(a)	In this Second Supplemental Indenture, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any gender includes all other genders;

(iii)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Section or other subdivision;

(iv)	reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Second Supplemental Indenture or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Second Supplemental Indenture or the Indenture;

(v)	reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefor and reference to any note includes modifications thereof and any note issued in extension or renewal thereof or in substitution or replacement therefor;

(vi)	reference to any Section means such Section of this Second Supplemental Indenture, unless the context otherwise requires; and

(vii)	the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(b)	No provision in this Second Supplemental Indenture shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

SECTION 3. Assumption of Obligations.

(a)	Pursuant to, and in compliance and accordance with, Article Eight of the Indenture, the Successor Company hereby expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes in accordance with their terms, according to their tenor, and the due and punctual performance and observance of all of the other obligations, covenants and conditions under the Indenture and First Supplemental Indenture to be kept, performed, or observed by the Company under the Indenture and the First Supplemental Indenture, including, without limitation, under Section 606 of the Indenture.

(b)	Pursuant to, and in compliance and accordance with, Article Eight of the Indenture, the Successor Company succeeds to and is substituted for the Company, with the same effect as if the Successor Company had originally been named in the Indenture, the First Supplemental Indenture and the Notes as the Company, and the Company is hereby relieved of any further liability or obligation under the Indenture, the First Supplemental Indenture and the Notes.

SECTION 4. Representations and Warranties. The Successor Company represents and warrants that (a) it has all necessary power and authority to execute and deliver this Second Supplemental Indenture and to perform the Indenture and the First Supplemental Indenture, (b) that it is the successor of the Company pursuant to the Merger effected in accordance with applicable law, (c) that it is a corporation incorporated and existing under the laws of the State of Delaware, (d) that both immediately before and after giving effect to the Merger and this Second Supplemental Indenture, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing and (e) that this Second Supplemental Indenture is executed and delivered pursuant to Article Eight and Section 901 of the Indenture and does not require the consent of the Holders.

SECTION 5. Conditions of Effectiveness. This Second Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger, provided, however, that:

(a)	the Trustee shall have executed a counterpart of this Second Supplemental Indenture and shall have received one or more counterparts of this Second Supplemental Indenture executed by the Successor Company and the Company;

(b)	the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel, each stating that the Merger and this Second Supplemental Indenture comply with Article Eight of the Indenture, and that all conditions precedent provided for in the Indenture relating to the Merger and the execution and delivery of this Second Supplemental Indenture have been complied with; and

(d)	the Certificate of Merger filed by the wholly-owned subsidiary of the Successor Company and the Company with the Secretary of State of the State of Delaware in connection with the Merger shall have become effective.

SECTION 6. Reference to the Indenture and First Supplemental Indenture.

(a)	Upon the effectiveness of this Second Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import, and each reference in the First Supplemental Indenture to “this First Supplemental Indenture,” “hereunder,” “herein” or words of like import, shall mean and be a reference to the Indenture or First Supplemental Indenture as affected, amended and supplemented hereby.

(b)	Upon the effectiveness of this Second Supplemental Indenture, each reference in the Notes to the Indenture including each term defined by reference to the Indenture shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby.

(c)	The Indenture, as amended and supplemented hereby, shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 7. Execution in Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute but one and the same instrument. This Second Supplemental Indenture may be executed by facsimile or electronic signature, which shall have the same force and effect as an original signature. The Trustee shall have the right to accept and act upon any notice, instruction, or other communication, including any funds transfer instruction, (each, a “Notice”) received pursuant to this Agreement by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) and shall not have any duty to confirm that the person transmitting such Notice is, in fact, a person authorized to do so. Electronic signatures reasonably believed by Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to Trustee) shall be deemed original signatures for all purposes. Each other party to this Agreement assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to Trustee, including without limitation the risk of Trustee acting on an unauthorized Notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, Trustee may in any instance and in its sole discretion require that a Notice in the form of an original document bearing a manual signature be delivered to Trustee in lieu of, or in addition to, any such electronic Notice.

SECTION 8. Governing Law; Binding Effect. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution thereof by the Company or the Successor Company. The recitals of fact contained herein shall be taken as the statements solely of the Company or the Successor Company, and the Trustee assumes no responsibility for the correctness thereof. In acting hereunder, the rights, privileges, protections, immunities and benefits afforded to the Trustee under the Indenture, including, without limitation, its right to be indemnified, are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

BROOKLINE BANCORP, INC.

By:	/s/ Paul A. Perrault
Name: Paul A. Perrault
Title: President and Chief Executive Officer

BERKSHIRE HILLS BANCORP, INC.

By:	/s/ Nitin J. Mhatre
Name: Nitin J. Mhatre
Title: President and Chief Executive Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor in interest to U.S. Bank National Association), not in its individual capacity, but solely as Trustee

By:	/s/ Carolina D. Altomare
Name:	Carolina D. Altomare
Title:	Vice President

[Signature Page to Second Supplemental Indenture]